Exhibit 10.1

Iris Acquisition Corp II

OT 09-31

Central Park Towers Offices

Dubai International Financial Centre

PO Box 941641

Dubai, United Arab Emirates

March 30, 2026

Iris Acquisition Holdings II LLC

Unit OT 09-31, Level 9, Central Park Towers

DIFC, Dubai, United Arab Emirates

Ladies and Gentlemen:

This First Amendment to the Administrative Services Agreement (“First Amendment”) is entered into as on March 30, 2026, by and among Iris Acquisition Corp II (the “Company”) and Iris Acquisition Holdings II LLC (the “Sponsor”). Each of the Company and the Sponsor is also referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Company and the Sponsor entered into that certain Administrative Services Agreement, dated February 2, 2026 (the “Administrative Services Agreement”).

WHEREAS, as contemplated in the Company’s Registration Statement on Form S-1 (the “Registration Statement”) for the initial public offering of the securities (the “IPO”), the services to be provided to the Company may be provided by an affiliate of the Sponsor and the parties wish to clarify this fact in the Administrative Services Agreement.

1.	Paragraph 1 of the Administrative Services Agreement is hereby amended to read as follows:

“This letter will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering of the securities (the “IPO”) of Iris Acquisition Corp II (the “Company”) and continuing until the earlier of (i) six months following the initial public offering, (ii) the consummation by the Company of an initial business combination, or (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Iris Acquisition Holdings II LLC (the “Sponsor”) or its affiliate (the “Sponsor Affiliate”) shall make available to the Company certain office space, utilities and secretarial support as may be required by the Company from time to time, situated at Unit OT 09-31, Level 9, Central Park Towers, DIFC, Dubai, United Arab Emirates from February 2, 2026. Notwithstanding the foregoing, if the Company enters into working capital loans in an amount to pay the monthly fees, the Termination Date shall be extended to the earlier of the consummation of an initial business combination or the Company’s liquidation. In exchange therefore, the Company shall pay the Sponsor Affiliate the sum of $20,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date.

2.	The fees accrued for the months of February and March 2026, aggregating to $40,000, which are due and payable to the Sponsor pursuant to the agreement executed on February 2, 2026, shall be redirected and paid to Sponsor Affiliate in full satisfaction of such obligations, with effect from the date of this agreement. The Sponsor and Sponsor Affiliate hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies that may be set aside in the trust account (the “Trust Account”) established upon the consummation of the IPO (the “Claim”) and hereby waive any Claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

Very truly yours,

Iris Acquisition Corp II

By:	/s/ Sumit Mehta
Name:	Sumit Mehta
Title:	Chief Executive Officer

Agreed to and accepted by:

Iris Acquisition Holdings II LLC

By:	/s/ Sumit Mehta
Name:	Sumit Mehta
Title:	Managing Member